Exhibit 99.02

Pazoo, Inc. Acquires New Jersey Based DMC Athletics & Rehabilitation, Inc., A Collection Of Quickly expanding and Profitable Physical Therapy & Personal Training Wellness Centers

CEDAR KNOLLS, N.J., Oct. 4, 2012 /PRNewswire/ -- Pazoo, Inc., (OTCBB: PZOO; German WKN#: A1J3DK) is pleased to announce that on Tuesday October 2, 2012 executed a binding letter of intent for the acquisition of New Jersey Based DMC Athletics & Rehabilitation, Inc. (DMC).  DMC is a collection of Out Patient Orthopedic Physical Therapy and Personal Training Centers in Morris County, NJ.

DMC generated approximately $1,400,000 in revenues and $185,000 in profits in 2011.  Revenues and earnings for the first 9 months of 2012 have already surpassed all of 2011 and DMC is expected to show a more than 40% growth in revenue and more than an 80% growth in profitability from 2011 to 2012. It is expected that with the addition of DMC, Pazoo will be a self-sustaining going concern. It is also important to note that DMC has positioned itself to expand revenues by more than 45% with no additional expense bringing monthly revenue to approximately $250,000 and profits of more than $100,000 per month or more than $1,200,000 per year. This profit can be accomplished because DMC's management had previously put in place and executed its expansion plans back in the spring of 2012.

Pazoo will exchange a $1.5 million 2 year balloon note at 3% with DMC's owners for the acquisition and a possible earn out over the next two years. Pazoo's Board of Directors expect audited financials and a business valuation report to be completed soon showing the valuation of DMC to be well north of the acquisition price.  Public companies in the same class of DMC elicit a 12 to 14 multiple in the market.  DMC's Centers will become the Wellness centers for Pazoo and will act as a sort of Testing Ground and Laboratory for new products before release to market.

David M. Cunic, CEO of Pazoo, Inc., stated, "We have almost completed the build out and implementation of the overall Pazoo business model. However, with the addition of DMC we now have the stability as a company to be a self sufficient operating business. We are in the final stages of assembling the last part of our business model - our Direct Response TV and Digital Division.  At this point the focus is in building shareholder value."

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website www.pazoo.com is a Health and wellness social community with array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. Featuring industry experts from the health and wellness industry as well as the Pet industry. On the website an individual can find limited, but high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Released October 4, 2012